Exhibit 99.1

Summit Materials Completes Merger with Quikrete

Denver, Co. February 10, 2025 – Summit Materials, Inc. (NYSE: SUM) (“Summit,” “Summit Materials” or the “Company”), a leading producer of aggregates and cement, today announced the closing of its previously announced definitive agreement to be acquired by Quikrete Holdings, Inc. (“Quikrete”) for $52.50 per share in cash, for a total enterprise value of approximately $11.5 billion, including debt.

Summit’s common stock has ceased trading on the NYSE and will no longer be listed on any public market. Additionally, the Company has become a privately held subsidiary of Quikrete.

Advisors
Morgan Stanley & Co. LLC and Evercore are acting as financial advisors to Summit, and Davis Polk & Wardwell LLP is acting as legal advisor. Wells Fargo is acting as exclusive financial advisor to Quikrete, and Troutman Pepper Locke LLP and Covington & Burling LLP are acting as legal counsel. Wells Fargo has provided a debt financing commitment for the Merger.

About Summit Materials, Inc.
Summit Materials is a market-leading producer of aggregates and cement with vertically integrated operations that supply ready-mix concrete and asphalt in select markets. Summit is a geographically diverse, materials-led business of scale that offers customers in the United States and British Columbia, Canada high quality products and services for the public infrastructure, residential and non-residential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue high-return growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.

About Quikrete Holdings, Inc.
Quikrete Holdings, Inc. (Quikrete) is a privately owned family business founded in 1940. It is a leading building materials company based in Atlanta, Georgia. From the original yellow bag of premixed concrete, today Quikrete’s portfolio of brands includes Quikrete, Spec Mix, Rinker Materials, U.S. Pipe, Contech Engineered Solutions, Keystone Hardscapes, Pavestone, Custom Building Products, QPR, and other leading brands. The products produced by the collection of brands include packaged cementitious products, pavers, retaining wall systems, masonry units, tile grouts and thin sets, concrete pipe, box culverts, corrugated metal pipe, ductile iron pipe, engineered storm water systems, structural precast, and steel pedestrian and vehicular bridges. The company services the US and Canadian commercial construction, residential, and infrastructure markets. This broad array of products and expertise allows Quikrete to provide nearly every product required for most any type of construction project.

Contacts:

Andy Larkin
VP, Investor Relations
Summit Materials, Inc.
andy.larkin@summit-materials.com
720-618-6013

Jim Barron/Benjamin Spicehandler/Danielle Berg
FGS Global
Summit@fgsglobal.com

Patrick Lenow
Vice President, Marketing & Communications
Quikrete Holdings, Inc.
404-634-9100
Patrick.Lenow@quikrete.com